UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2020

AGENUS INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29089	06-1562417
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3 Forbes Road

Lexington, MA 02421

(Address of principal executive offices, including zip code)

(781) 674-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01	AGEN	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

License Agreement

On June 20, 2020, Agenus Inc. (“Agenus”) entered into a License and Collaboration Agreement (“License Agreement”) with Betta Pharmaceuticals Co., Ltd. (“Betta Pharma”) to collaborate on the development and commercialization of Agenus’s anti-PD-1 antibody, balstilimab, and Agenus’s anti-CTLA-4 antibody, zalifrelimab, in the People’s Republic of China, Hong Kong, Macau and Taiwan (the “Territory”).

Pursuant to the terms of the License Agreement, Agenus grants Betta Pharma an exclusive license under certain of Agenus’s intellectual property rights to develop, manufacture and commercialize zalifrelimab and balstilimab in all fields (other than intravesical delivery) in the Territory. Betta Pharma is responsible for all of the development, regulatory approval, manufacturing and commercialization costs in the Territory. As part of the collaboration, Betta Pharma has agreed to make an upfront cash payment of $15.0 million and up to $100.0 million in aggregate milestone payments plus tiered royalties on net sales of zalifrelimab and balstilimab in the Territory. Royalties range from mid-single digit to low-twenties percent, subject to certain reductions under certain circumstances as described in the License Agreement. The royalty term shall terminate on a product-by-product and country-by-country basis on the latest of (i) the ten (10) year anniversary of the first commercial sale of such product in such country, (ii) the expiration of any regulatory exclusivity period that covers such product in such country, and (iii) the expiration of the last-to-expire licensed patent that covers such product in such country. In addition, Betta Pharma has agreed to purchase Agenus stock valued at $20.0 million as described below.

The License Agreement includes customary representations and warranties, covenants and indemnification obligations for a transaction of this nature. The License Agreement became effective upon signing and will continue until all of Betta Pharma’s applicable payment obligations under the License Agreement have been performed or have expired, or the agreement is earlier terminated. Under the terms of the License Agreement, Agenus and Betta Pharma each have the right to terminate the agreement for material breach by, or insolvency of, the other party. Betta Pharma may also terminate the License Agreement in its entirety, or on a product-by-product or country-by-country basis, for convenience upon ninety (90) days’ notice.

Stock Purchase Agreement

One June 20, 2020 and in connection with the execution of the License Agreement, Agenus, Betta Pharma and Betta Investment (Hong Kong) Limited, a wholly-owned subsidiary of Betta Pharma (“Betta HK”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement” and together with the License Agreement, the “Betta Agreements”), pursuant to which Betta HK agreed to purchase 4,962,779 shares of Agenus common stock (the “Shares”) for an aggregate purchase price of approximately $20.0 million, or $4.03 per share, which represents a 10% premium over the 7-day volume weighted average closing price prior to signing. Betta HK will own approximately 2.8% of the outstanding shares of Agenus common stock after such purchase. Under the Stock Purchase Agreement, Betta HK has agreed not to dispose of any of the Shares for a period of 12 months and to vote the Shares in accordance with the recommendations of the Agenus board of directors for a period of 12 months. Agenus has agreed to register the Shares for resale under the Securities Act of 1933, as amended (the “Securities Act”). Closing under the Stock Purchase Agreement is subject to customary closing conditions, as well as continued effectiveness of the License Agreement and Betta HK’s receipt of a certificate of outbound investment by enterprises by the Ministry of Commerce of the People’s Republic of China, the National Development and Reform Commission of the People’s Republic of China and State Administration of Foreign Exchange of the People’s Republic of China or their local counterparts. The Stock Purchase Agreement also includes customary representations and warranties, covenants and indemnification obligations.

The foregoing descriptions of the Betta Agreements do not purport to be complete and are qualified in their entirety by reference to the text of the Betta Agreements, which will be filed as exhibits to Agenus’ Quarterly Report on Form 10-Q for the quarter ending June 30, 2020.

On June 22, 2020, Agenus issued a press release relating to the Betta Agreements. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information provided above under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02. The Shares are to be sold to Betta HK in reliance upon an exemption from registration afforded by Section 4(2) of the Securities Act as the transaction does not involve any public offering. Betta HK has represented to Agenus that it is an “accredited investor” within the meaning of Regulation D.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release issued by Agenus Inc. dated June 22, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 22, 2020	AGENUS INC.

	By:	/s/ Evan D. Kearns
Evan D. Kearns
VP, General Counsel and Secretary